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                                                                   EXHIBIT 10.19

                                                               WITHOUT PREJUDICE

                                                             SUBJECT TO CONTRACT


                              COMPROMISE AGREEMENT


THIS AGREEMENT is made on 14 August 2001 between

1. RAINING DATA CORPORATION, a Delaware corporation with its principal offices located at 17500 Cartwright Road, Irvine, California 92614, USA ("the Company").

2. GWYNETH GIBBS of Church Farm House, Blaxhall, Woodbridge, Suffolk, IP12 2DH("the Employee").


IT IS AGREED:

1. The employment of the Employee with the Company will terminate at close of business on 31 March 2002 ("the Termination Date"). The Company will continue to pay the Employee her contractual salary and contractual benefits up to the Termination Date. The Employee acknowledges that she has no entitlement to any bonus payments.

2.  From the date of this Agreement until the Termination Date the Employee:

    a. shall not be required to attend work but will be available on reasonable notice to answer questions from and provide assistance to Mr Tim Holland (VP of Engineering), Mr Scott Anderson (VP of Finance), Mr Bryce Burns
        (CEO), Ms Sally Batten and other Mitford House staff regarding business matters of which she has specific knowledge.

    b. shall not without prior written permission of the Company contact or attempt to contact any client, customer, supplier, officer or employee of the Company or any Group Company save that nothing in this clause shall prevent the Employee from having purely social contact with such persons.


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    c.  shall not:

        i. without prior written permission of the Company, such permission not to be unreasonably withheld or delayed, be directly or indirectly engaged or concerned or interested in any other trade or business or the setting up of any business, except that:

            (a) if the Employee wishes to be directly or indirectly engaged or concerned or interested in any other trade or business or the setting up of any business which is similar to or in any way competitive with the business of the Company or any Group Company or to undertake work on a consultancy basis for any business which is similar to or in any way competitive with the business of the Company or any Group Company, the Company may withhold or delay its permission in its absolute discretion; and

            (b) nothing in this clause shall prevent the Employee from taking up non-executive directorships or similar appointments in any business which is not similar to or in any way competitive with the business of the Company or any Group Company, subject to the Employee notifying the Company in advance of such appointment. For the avoidance of doubt, if the Employee wishes to take up non-executive directorships or similar appointments in any business which is similar to or in any way competitive with the business of the Company or any Group Company, the Employee must obtain prior written permission of the Company and the Company may withhold such permission in its absolute discretion.

        ii. directly or indirectly and whether on her own behalf or on behalf of any third party entice or encourage or seek to entice or encourage any other employee of the Company or any Group Company to leave their employment.


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        For the avoidance of doubt, these obligations are without prejudice to the Employee's implied duty of fidelity to the Company.

    d. subject to paragraph 4 of this Agreement, shall take any accrued holiday prior to the Termination Date.

3. The Employee shall immediately resign as a director and/or officer of the Company and any Group Companies of which she is a director and/or officer.

4. The Company shall pay to the Employee on 1 April 2002 the sum of Pound Sterling3,551.72 gross being pay in respect of 9 days holiday accrued but untaken, less such income tax and national insurance as the Company is obliged by law to deduct.

5. The 3,000 stock options granted to the Employee under the 1987 Raining Data Corporation Stock Option Plan and 4,786 of the 5,000 stock options granted to the Employee under the 1996 Raining Data Corporation Stock Option Plan and 65,266 of the 95,000 stock options granted to the Employee under the 1999 Raining Data Corporation Stock Option Plan will vest on or before the Termination Date in accordance with the relevant vesting schedules. 214 of the stock options under the 1996 Raining Data Stock Option Plan and 29,734 of the stock options under the 1999 Raining Data Stock Option Plan which will not vest on or before the Termination Date will lapse. The Employee will be able to exercise all vested options in accordance with the terms of the relevant Stock Option Plans.

6. Provided the Employee has complied with her obligations under paragraphs 2, 3 and 8(d) of this Agreement and has not committed any act of gross misconduct entitling the Company to terminate her employment without notice, the Company will pay the Employee on 1 April 2002 the sum of Pound Sterling30,000 by way of compensation for loss of employment ("the Termination Payment"), less such sums, if any, as are owing by the Employee to the Company at the Termination Date. The Termination Payment will be made


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    without deduction of tax. The Company believes that the Termination Payment will not be subject to tax pursuant to section 148 of the Income & Corporation Taxes Act 1988. The Termination Payment is made without any admission of liability. Payment will be by way of a cheque posted to the Employee's home address. If the Employee shall be in breach of any of the provisions of this Agreement the Termination Payment shall cease to be payable (without prejudice to any other rights and remedies of the Company in respect of such breach).

7. The Employee hereby agrees to be responsible for the payment of any tax in respect of the sums payable under this Agreement and the Employee hereby agrees to indemnify the Company and any Group Company and keep the Company and any Group Company indemnified on a continuing basis against any claim or demand which is made against the Company in respect of any liability of the Company to deduct an amount of tax or an amount in respect of tax from the Termination Payment, including any interest, penalties, costs or expenses imposed in connection therewith and including, without limitation, any claim or demand made in respect of Income Tax or PAYE.

8. On or shortly after the Termination Date the Company will issue the Employee's P45.

9.  The Employee warrants and confirms that:

    a. As at the date of this Agreement, to the best of her knowledge and belief, she has returned all property in her possession, custody or control belonging to the Company or any Group Company including but not limited to keys, security and computer passes, computer hardware, all documents and other records made or compiled by the Employee during her employment with the Company and concerning the business, finances or affairs of the Company or any Group Company or its or their clients, customers or suppliers.


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    b.  As at the date of this Agreement, she has not committed any repudiatory breach of her Service Agreement entitling the Company to terminate her employment without notice;

    c. As at the date of this Agreement, she has not taken court, tribunal or other proceedings against the Company or any Group Company.

    d. Immediately prior to payment of the Termination Payment, she will reconfirm the above warranties and will also warrant and confirm that, as at the date of Termination, she is accepting the Termination Payment in full and final settlement of all claims, as set out in paragraph 10 below.

10. The arrangements set out in this letter are in full and final settlement of all and any claims, costs, expenses or rights of action of any kind whatsoever or howsoever arising (whether arising under common law, statute or otherwise and whether arising in the United Kingdom or in any other country of the world and including, but not limited to, any claims under the Equal Pay Act 1970, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Trade Union and Labour Relations (Consolidation) Act 1992, the Employment Rights Act 1996, the Disability Discrimination Act 1995, the Working Time Regulations 1998 or in respect of which a Conciliation Officer is authorised to act or any claims arising under any directive or other legislation applicable in the United Kingdom by virtue of the United Kingdom's membership of the European Union) which the Employee may have against the Company or any Group Company or against any Third Party whether arising directly or indirectly out of the Employee's employment with the Company or any Group Company or directorship or office in the Company or any Group Company or its or their termination.

11. In consideration of the payment of Pound Sterling100 (less deductions for income tax and national insurance contributions) and in place of any and all other post-termination obligations (except the obligations of confidentiality contained in clause 5(a) of the Employee's Service Agreement dated 1 April 2000 and at common law which continue in full force and effect) to which the Employee


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    may have been subject as a result of her employment with the Company from which the Employee is hereby, for the avoidance of doubt, released, the Employee agrees and undertakes not to:

    a. so as to compete with the Company or any Group Company during the period of six months after the Termination Date within the Territory carry on or be directly or indirectly engaged or concerned or interested whether as principal, agent, shareholder, investor, director, employee or otherwise howsoever in any business or the setting up of any business engaged in or which it is intended to be engaged in any Prohibited Business.

    b. during the period of six months after the Termination Date directly or indirectly induce or seek to induce to leave the Company or any Group Company any of the Omnis UK engineering staff.

12. Each party agrees to keep the terms of this Agreement confidential and not to disclose it except as required by law or for the purpose of taking professional advice or as required by SEC or Regulation FD rules.

13. The Employee has received advice from Ms Caroline Whiteley of Hobson Audley, 7 Pilgrim Street, London, EC4V 6LB ("the Adviser"), a relevant independent adviser for the purposes of Section 203 of the Employment Rights Act 1996, as to the terms and effect of this Agreement and in particular its effect on the ability of the Employee to pursue her rights before an employment tribunal. The Adviser has signed the certificate attached hereto.

14. This Agreement satisfies the conditions for regulating compromise agreements under the Sex Discrimination Act 1975, the Race Relations Act 1976, the Trade Union and Labour Relations (Consolidation) Act 1992, the Employment Rights Act 1996, the Disability Discrimination Act 1995 and the Working Time Regulations 1998.

15. The Company agrees to pay direct to the Adviser the fees of the Adviser for advising the Employee in respect of the termination of her employment, upon


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    receipt by the Company of an invoice from the Adviser to the Employee marked as payable by the Company, up to a maximum of Pound Sterling2,000 plus VAT.

16. The Contracts (Rights of Third Parties) Act 1999 shall apply to this Agreement to the extent (but no more) set out in this paragraph. Any Third Party shall be entitled to enforce the benefits conferred on it by paragraphs 7, 10 and 11 of this Agreement. The consent of a Third Party shall not be required for the variation or termination of this Agreement, even if that variation or termination affects the benefits conferred on any Third Party.

17. In this Agreement:

    o "Group Company" shall mean any company or other organisation which is directly controlled by the Company or which directly or indirectly controls the Company or which is a successor or assign of the Company.

    o "Prohibited Business" shall mean any business or activity carried on by the Company or any Group Company at the Termination Date or at any time during the two year period ending with the Termination Date in which the Employee is or was directly concerned in the course of her employment at any time during the two year period ending with the Termination Date.

    o "Termination Date" shall mean the date on which the Employee's employment with the Company terminates.

    o "Territory" shall mean any of the countries in which the business of the Company or any Group Company is or was carried out during the two year period ending with the Termination Date.

    o "Third Party" shall mean any Group Company or any employee, agent or officer of the Company or any Group Company.

18. Upon completion this Agreement shall cease to be without prejudice and will be legally binding on the parties.


    Signed... /s/ BRYCE J. BURNS.........on behalf of the Company


    Signed... /s/ GWYNETH GIBBS..........the Employee


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                                   ATTACHMENT

                   CERTIFICATE OF RELEVANT INDEPENDENT ADVISER


I, Caroline Whiteley of Hobson Audley Solicitors, 7 Pilgrim Street, London EC4V6LB am a relevant independent adviser within the meaning of section 203(4) of the Employment Rights Act and the equivalent provisions of the other statutes referred to in the compromise agreement to which this certificate is attached and hold a current practising certificate. I have advised Gwyneth Gibbs on the terms and effect of the said compromise agreement, in particular its effect on her ability to pursue her rights before an Employment Tribunal. I confirm that at the time of giving that advice there was a policy of insurance in place against the risk of a claim by Gwyneth Gibbs in respect of any loss which may arise in consequence of this advice.


Signed /s/ CAROLINE WHITELEY

Dated 9th August 2001



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